Exhibit 99.1

NitroMed Announces the Appointment of Frank L. Douglas, Ph.D., M.D. to its Board of Directors

Lexington MA April 13, 2005 – NitroMed Inc (NASDAQ: NTMD) today announced that Frank L. Douglas, Ph.D., M.D. has been appointed to its Board of Directors.  Dr. Douglas is currently Executive in Residence at the Massachusetts Institute of Technology Sloan School of Management where he is establishing the interdisciplinary Center for Biomedical Innovation.  Dr. Douglas was previously Chief Scientific Officer, Executive Vice President and a member of the Board of Management of Aventis.

“Dr. Frank Douglas is an outstanding member of the pharmaceutical industry who brings a wealth of research, development and commercial expertise to NitroMed’s Board,” commented Michael D. Loberg, Ph.D., President and CEO of NitroMed. “We look forward to working with Dr. Douglas and believe that he will make excellent contributions to NitroMed’s corporate governance, particularly as BiDil moves toward potential FDA approval and commercialization and as we seek to continue to develop our pipeline of nitric oxide enhancing medicines in the cardiovascular arena.”

“I look forward to working with NitroMed in the planned launch of BiDil, pending FDA approval,” said Dr. Frank Douglas.  “Subject to FDA approval, BiDil may provide a new treatment option for African Americans who are disproportionately burdened with heart failure, and NitroMed has the further potential to continue creating important new medicines based on their nitric oxide expertise developed over the last decade.”

Dr. Frank Douglas held management leadership and Board positions at Hoechst Marion Roussell, Marion Merrell Dow and Ciba Geigy prior to his tenure at Aventis.  He has been a member of the Board of Directors of several public and private life science companies and organizations including serving as the past Chairman of the Executive Committee of the Science & Regulatory Section of the Pharmaceutical Research and Manufacturers Association of America (PhRMA), former member of the Board of Directors of Medtronic, Inc., former member of the Scientific Advisory Board of the FDA, and former member of the Chemistry Visiting Committee of the Massachusetts Institute of Technology.  Dr. Douglas holds a Ph.D in Physical Chemistry and an M.D. from Cornell University and was an Assistant Professor of Medicine and Clinical Pharmacology and Director of the Hypertension Clinic of the Pritzker School of Medicine, University of Chicago.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company’s lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans. Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s plans and expectations regarding its drug candidate BiDil, its development plans for other nitric-oxide enhancing medicines, as well as statements containing the words “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” “seek,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to develop, market and sell BiDil and the Company’s other products under development; the Company’s ability to successfully complete clinical trials of its products under development; the Company’s dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2004, which is filed with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

SOURCE: NitroMed, Inc.

NitroMed, Inc.
Lawrence E. Bloch, M.D., J.D., 781-266-4197
Chief Financial Officer and Chief Business Officer